Exhibit 99.1

PRESS RELEASE Massey Energy Company 4 North Fourth Street, Richmond, VA

COMPANY CONTACT:	Roger Hendriksen	FOR IMMEDIATE RELEASE
	Vice President, Investor Relations	November 5, 2010
(804) 788-1824

Massey Energy Releases Audited Voting Totals from 2010 Annual Meeting of Stockholders; Independent Tabulator Reconfirms Results

RICHMOND, Va., November 5, 2010 — Massey Energy Company (NYSE: MEE) announced today that the results of an audit performed by Corporate Election Services (“CES”), a nationally recognized and independent stockholder voting tabulation firm, reconfirmed the election of Richard Gabrys, Dan Moore and Baxter Phillips to the Massey board at the Company’s 2010 annual meeting of stockholders held on May 18, 2010 (the “Annual Meeting”). American Stock Transfer & Trust, LLC (“AST”), the independent inspector of elections for the Annual Meeting, continues to stand by their original tabulation of the votes on all matters considered at the Annual Meeting, as certified to Massey in May 2010.

Massey engaged CES to undertake a thorough and separate audit of the votes on all matters considered at the Annual Meeting after one of its stockholders questioned the results from the Annual Meeting. In conducting its audit, CES employed more conservative tabulating procedures than those employed by AST. CES has confirmed and certified that the outcome of the election of the three directors up for election at the Annual Meeting remained the same.

The following table reflects the audited results of the Massey stockholder vote on the election of the three directors nominated at the Annual Meeting as certified by CES to Massey:

Director Nominee	For	Withhold
Richard M. Gabrys	36,864,752	33,360,699
Dan R. Moore	35,978,416	34,247,035
Baxter F. Phillips, Jr.	36,127,763	34,097,688

Massey Lead Independent Director, Admiral Bobby Inman, said, “We are pleased to report that the outcome of the election of directors remained the same and that each of our director nominees received a majority of the votes cast.”

The Company also asked CES to audit the results of the votes on the five non-director related proposals considered at the Annual Meeting (the “Non-Director Proposals”). CES has confirmed and certified that the outcome of the Non-Director Proposals remained the same.

The following table reflects the audited results of the vote on the Non-Director Proposals at the Annual Meeting as certified by CES to Massey:

Non-Director Proposals	For	Against	Abstain
Proposal 2	75,090,513	602,904	152,644
Proposal 3	17,607,996	35,301,449	17,315,999
Proposal 4	24,839,443	22,548,416	22,837,584
Proposal 5	43,566,377	26,521,345	137,721
Proposal 6	64,418,960	2,400,682	589,156

In accordance with the Company’s bylaws and as explained in the Company’s proxy statement, abstentions count as votes against the Non-Director Proposals. Therefore, based on the independent recount of votes provided by CES, and as originally reported by Massey, Proposals 2 (ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm) , 5 (majority voting) and 6 (declassification of the Board of Directors) passed, while Proposals 3 (water management report) and 4 (greenhouse gas emissions reduction) did not receive the requisite votes to pass.

The revised voting results as certified by CES will be included in an amended Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

Company Information

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the largest coal producer in Central Appalachia and is included in the S&P 500 Index.